Exhibit 10.30

WESTROCK COMPANY
2016 DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

§ 1

PURPOSE

The purpose of this Plan is to provide members of the Board who are not employed by the Company an opportunity to elect to defer cash compensation and equity compensation grants.

§ 2

DEFINITIONS

The following terms shall have the meanings set forth below for purposes of this Plan:

Account: a Deferred Cash Account or a Stock Unit Account.

Administration Committee: a committee of management employees designated by the Chief Executive Officer of the Company from time to time to serve as the body charged with the administration of this Plan and at the discretion of the Chief Executive Officer any other benefit plans established by the Company.

Benchmark Fund: a mutual fund or other collective investment arrangement the shares or other interests in which are publicly traded on an established securities exchange.

Beneficiary: in the case of any Participant who dies, the person or persons named on the most recent Beneficiary Election Form filed and not revoked by the Participant, in each case, in accordance with procedures established by the Administration Committee or, if no such procedures have been established or the Participant has not properly filed any Beneficiary Election Form or the Beneficiary fails to survive the Participant, the Participant’s estate.

Beneficiary Designation Form: the form provided by the Administration Committee for a Participant to use to designate his or her Beneficiary, which form may be in any paper or electronic format approved by the Administration Committee.

Board: the Board of Directors of the Company.

Cash Deferral Election: an election made by an Eligible Director on a Cash Deferral Election Form to defer the payment of his or her Eligible Cash Compensation.

Cash Deferral Election Form: the form provided by the Administration Committee for an Eligible Director to make a Cash Deferral Election, which form may be in any paper or electronic format approved by the Administration Committee.

Code: the Internal Revenue Code of 1986, as amended.

Common Stock: shares of Common Stock of the Company which are available for issuance to Participants under the Company’s Incentive Stock Plan.

Company: WestRock Company and any successor to WestRock Company.

Compensation Committee: the Compensation Committee of the Board or any subcommittee of such committee, or any other committee or subcommittee of the Board, as determined by the Board from time to time.

Deferral Election Form: the Cash Deferral Election Form and the Stock Unit Election Form or a combination of a Cash Deferral Election Form and a Stock Unit Election Form, which form may be in any paper or electronic format approved by the Administration Committee.

Deferred Cash Account: a bookkeeping account established for a Participant representing Eligible Cash Compensation, the payment of which the Participant has deferred under § 4 of this Plan.

Distribution Election Form: the form for a Participant to elect the form of distribution for his or her Deferred Cash Account under §6.2(b), which form may be in any paper or electronic format approved by the Administration Committee.

Distribution Election Change Form: the form for a Participant to elect under § 6.2(c) to change the distribution of his or her Deferred Cash Account, which form may be in any paper or electronic format approved by the Administration Committee.

Dividend Equivalent: the amount of any cash dividend or other cash distribution paid by the Company, or the Fair Market Value of any dividend or other distribution in the form of property other than Common Stock distributed by the Company, on a number of shares of Common Stock equal to the number of Stock Units credited, as of the applicable record date, to an Eligible Director’s Stock Unit Account.

Eligible Cash Compensation: with respect to any Eligible Director, 100% of the Eligible Director’s total cash compensation from the Company for service on the Board and on any committee of the Board otherwise payable for a calendar year but for a Cash Deferral Election.

Eligible Director: any member of the Board who is not employed by the Company or any of its subsidiaries or affiliates while a member of the Board.

Eligible Stock Compensation: with respect to any Eligible Director, 100% of the number of shares of Common Stock which would have been granted to the Eligible Director under the Incentive Stock Plan for service on the Board and on any committee of the Board for any Plan Year but for a Stock Unit Election or, if applicable, 100% of the number of Stock Units which would have been granted to the Eligible Director under the Incentive Stock Plan for service on the Board and on any committee of the Board for any Plan Year but for a Stock Unit Election.

Fair Market Value: with respect to Common Stock, the mean of the high and low prices at which the Common Stock is traded on the New York Stock Exchange during normal business hours on any designated date or, if no Common Stock is traded on such designated date, the mean of the high and low prices at which the Common Stock is traded on the New York Stock Exchange during normal business hours on the last trading day before such designated date.

Incentive Stock Plan: the Company’s Amended and Restated 2004 Incentive Stock Plan, as amended, and any successor to such plan or any other plan selected by the Administration Committee which has been assumed by or adopted by the Company and under which grants of Common Stock or Stock Units may be made to Eligible Directors.

MWV Plan: the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors.

New Eligible Director: an individual who is an Eligible Director and who previously had not been eligible to defer compensation under this Plan or another any other nonqualified “account balance plan” described in either Treas. Reg. § 1.409A-1(c)(2)(i)(A) or (B) that is maintained by the Company or any entity that would be required to be combined with the Company as a single employer under § 414(b) or (c) of the Code.

Participant: an Eligible Director who has elected to defer Eligible Cash Compensation or Eligible Stock Compensation under this Plan and who still has a balance credited to his or her Account.

Plan: this WestRock Company 2016 Deferred Compensation Plan for Non-Employee Directors as set forth in this plan document and as amended from time to time.

Plan Year: the calendar year, starting with calendar year 2016.

Stock Unit: an accounting unit representing one hypothetical share of Common Stock or a fraction of such a unit which represents a fraction of a share of Common Stock.

Stock Unit Account: a bookkeeping account established for a Participant representing the Stock Units which were substituted for his or her Eligible Stock Compensation pursuant to a Stock Unit Election under § 4 of this Plan.

Stock Unit Election: an election to substitute one Stock Unit for each share of Common Stock which would have been included in a Participant’s Eligible Stock Compensation for service on the Board and on any committee of the Board for any Plan Year but for such Stock Unit

Election or, if applicable, an election to substitute one Stock Unit credit to his or her Stock Unit Account for each Stock Unit which would have been included in his or her Eligible Stock Compensation for service on the Board and on any committee of the Board for any Plan Year but for such Stock Unit Election.

Stock Unit Election Form: the form provided by the Administration Committee for a Participant to make a Stock Unit Election, which form may be in any paper or electronic format approved by the Administration Committee.

Termination of Board Membership: with respect to any Participant, the date of the Participant’s separation from service (within the meaning of § 409A(a)(2)(A)(i) of the Code) as a member of the Board, as determined by the Company in accordance with Treas. Reg. § 1.409A-1(h)(1).

§ 3

GENERAL

§ 3.1    Administration. Except as specifically provided in this § 3.1, the Administration Committee shall be responsible for administering this Plan in all respects, including the operation of this Plan, preparing, distributing, collecting and administering Deferral Election Forms, and interpreting this Plan and all associated documentation. The Administration Committee may delegate any or all of its respective responsibilities to one or more of its members or to appropriate officers or employees of the Company or to any third party service provider, in which event the Administration Committee shall have the power to direct the Company to pay the third party service provider’s fees. Provided, however, if and to the extent necessary to ensure the exemption of transactions pursuant to this Plan from Section 16 of the Securities Exchange Act of 1934, as amended, the Board or the Compensation Committee shall be responsible for such administration.

§ 3.2    Unfunded Plan. This Plan is intended to be an unfunded plan which provides deferred compensation to or on behalf of Participants which is payable solely from the general assets of the Company. Participants are, and shall at all times be, no more than general and unsecured creditors of the Company with respect to the payment of their Account balances.

§ 3.3    Non-Transferability. None of the rights or interests of Participants under this Plan shall be transferable or otherwise assignable, and any attempt to transfer or otherwise assign such rights or interests shall automatically be null and void ab initio.

§ 4

DEFERRAL ELECTIONS AND DISTRIBUTION ELECTIONS
§ 4.1    General. Each Eligible Director in accordance with this § 4 shall be provided the opportunity to elect on a Deferral Election Form to defer for each Plan Year 100% of his or her Eligible Cash Compensation and to substitute Stock Units or Stock Unit credits for 100% of his or her Eligible Stock Compensation and, when an Eligible Director first makes a deferral election under this § 4, he or she also shall make an election in accordance with § 6 with respect to the distribution of his or her related Deferred Cash Account.

§ 4.2    Deferral Election Forms. Deferral Election Forms shall be filed and revoked in such manner as the Administration Committee shall from time to time determine consistent with the provisions of this § 4.

§ 4.3    Deadline for Filing Deferral Election Forms.

(a) First Year of Eligibility. An individual who first becomes a New Eligible Director during any Plan Year and who wants to make an election for such Plan Year needs to file a Deferral Election Form within 30 days after first becoming a New Eligible Director and any such election shall be irrevocable when filed for the remainder of the Plan Year; provided, that the related election shall apply only to Eligible Cash Compensation or Eligible Stock Compensation for services performed in the Plan Year after the Deferral Election Form is filed. An election made under this § 4.3(a) for a part of a Plan Year may after the end of such Plan Year become a continuing election under § 4.4(b).

(b) After First Year of Eligibility. An Eligible Director who wants to make an election for any Plan Year (other than a Plan Year described in § 4.3(a)) needs to file such a Deferral Election Form by the deadline established by the Administration Committee, which deadline shall be no later than the December 31 of the Plan Year which comes immediately before the Plan Year for which the election will apply. An election made for a Plan Year under this § 4.3(b) shall be irrevocable after the start of such Plan Year, and such an election may after the end of such Plan Year become a continuing election under § 4.4(b).

§ 4.4    Deferral Election Revocations.

(a)    General. A deferral election made under § 4.3 can continue under § 4.4(b) without any action by a Participant or an election under § 4.3 can be revoked by a Participant in accordance with an election under §4.4(b) and thereafter an election revocation made in accordance with § 4.4(b) can be revoked by a Participant in accordance with an election made under § 4.4(c).

(b)    Election made under § 4.3. A Participant’s deferral election made under § 4.3 shall be irrevocable for the Plan Year for which the election is made and automatically shall continue to be irrevocable for each subsequent Plan Year unless the Participant before the beginning of a subsequent Plan Year files a Deferral Election Form to revoke such election for such subsequent Plan Year.

(c)    Election Revoked Under § 4.4(a). If a Participant revokes an election for a Plan Year under § 4.4(b), the revocation shall be irrevocable for such Plan Year and automatically shall continue to be irrevocable for each subsequent Plan Year unless the Participant timely files a new election pursuant to § 4.3(b) with respect to such subsequent Plan Year.

§ 5

PARTICIPANT ACCOUNTS

 § 5.1 General. The Administration Committee shall cause the Company to establish and maintain a Deferred Cash Account for each Participant who pursuant to § 4 of this Plan makes a Cash Deferral Election and a Stock Unit Account for each Participant who makes a Stock Unit Election.

§ 5.2 Deferred Cash Accounts.

(a) Cash Credits. If a Participant has a Cash Deferral Election in effect, his or her Deferral Cash Account shall be credited from time to time with the cash compensation he or she elected to defer under § 4, and such credits shall be made as of the day on which such cash compensation would otherwise have been paid to him or her.

(b) Deemed Earnings and Losses. The Administration Committee shall from time to time select one, or more than one, Benchmark Fund based upon such criteria as it may from time to time determine and shall establish procedures to permit Participants to elect that credits or debits be made to their Deferred Cash Account which track the investment performance of the Benchmark Fund or funds which the Participant has elected to be used for this purpose. A Benchmark Fund may be a money market fund.

(c) Adjustment. The Administration Committee shall cause the balance in a Participant’s’ Deferred Cash Account to be adjusted up or down, at such intervals as it may from time to time determine, to reflect the investment performance of the Benchmark Fund or funds which the Participant elected that the balance credited to his or her Deferred Cash Account track; provided, that no Deferred Cash Account may at any time have a balance less than zero.

(d) Reports. The Administration Committee shall provide, or cause to be provided, to each Participant at regular intervals, but at least annually, a statement of his or her Deferred Cash Account balance and the credits or debits made to such account since the date of the last such statement.

(e) Vesting. The rights of each Participant in respect of the balance credited to his or her Deferred Cash Account shall (subject to § 5.2(b) and § 5.2(c)) be vested at all times.

§ 5.3 Stock Unit Accounts.

(a) Stock Unit Credits. If a Participant has a Stock Unit Election in effect on the date that a grant of Common Stock would have been made to such Participant under the Incentive Stock Plan but for a Stock Unit Election or a Stock Unit grant would have been made but for a Stock Unit Election, a Stock Unit shall be credited as of such date to his or her Stock Unit Account for each share of Common Stock or each Stock Unit which would have been subject to such grant under the Incentive Stock Plan.

(b) Dividend Equivalents and Other Adjustments. The balance in a Participant’s Stock Unit Account shall be credited with additional Stock Units on each payment date for any dividend or other distribution made with respect to the Common Stock with a record date that occurs on or before the date that the balance in such account is distributed pursuant to § 6. The number of Stock Units so credited shall equal the amount of the applicable Dividend Equivalent, divided by the Fair Market Value of a share of Common Stock as of the applicable payment date for the related dividend or distribution. Furthermore, the number of Stock Units credited to a Participant’s Deferred Stock Account shall be adjusted by the Administration Committee as deemed appropriate to reflect any dividends paid in Common Stock and any changes in the Company’s capital structure and to reflect any corporate transactions which result in adjustments to the Company’s Common Stock.

(c) Valuation. The value assigned to a Participant’s Stock Unit Account as of any date shall be the same as the Fair Market Value of the number of shares of Common Stock which corresponds to the number of Stock Units credited to such Account.

(d) Vesting of Stock Units. The rights of each Participant in respect of the Stock Units credited to his or her Stock Unit Account shall (subject to § 5.3(b)) vest in accordance with the vesting schedule for the related Common Stock or Stock Unit grants under the Incentive Stock Plan.

§ 6
DISTRIBUTION OF ACCOUNT BALANCES

§ 6.1 General Rule. A Participant’s Account shall be distributed pursuant to this § 6 to the Participant or, if the Participant dies before the distribution has been completed, to his or her Beneficiary.

§ 6.2 Deferred Cash Accounts.

(a) General Rule. One hundred percent (100%) of a Participant’s Deferred Cash Account shall be distributed in accordance with the form elected under § 6.2(b) on the Distribution Election Form filed with the Administration Committee when the Participant first files a Cash Deferral Election under § 4 with the Administration Committee, and such distribution election shall (except as provided in § 6.2(c)) be irrevocable on the date the Distribution Election Form is filed with the Administration Committee. Finally, if a Participant fails to make a timely election under this § 6.2(a), he or she shall be deemed to have elected a lump sum under § 6.2(b)(1).

(b) Distribution Alternatives.

(1) Lump sum. A lump sum in cash which (subject to § 6.2(c)) shall be paid within 90 days after the end of the calendar quarter in which the Participant’s Termination of Board Membership occurs, the exact date to be determined by the Administrative Committee acting in its discretion.

(2) Quarterly Installments. Quarterly installment payments payable in cash over a fixed period of two (2), three (3), four (4), five (5), six (6), seven (7), eight (8), nine (9) or ten (10) years, whichever the Participant elects on his or her Distribution Election Form. The quarterly payments shall be determined in accordance with a formula approved by the Administration Committee which shall be intended to make the installments to the extent practicable level installments, and the installments shall (subject to § 6.2(c)) be paid on the first day of each calendar quarter following the date of the Participant’s Termination of Board Membership.

(c) Change Distribution Election. A Participant may make a change to the form of payment elected under § 6.2(b) for the distribution of one hundred percent (100%) of his or her Deferred Cash Account after such election otherwise has become irrevocable under § 6.2(a) if, and only if,

(1) he or she files a Distribution Election Change Form with the Administration Committee which becomes irrevocable under this § 6.2(c) at least twelve (12) full months before the date on which the distribution of his or her Deferred Cash Account would have been made or would have begun but for such election change, and

(2) the distribution of his or her Deferred Cash Account to the Participant is delayed until at least five (5) years after the date on which the distribution of his or her Deferred Cash Account would have been made or would have begun but for such election change.

A Distribution Election Change Form shall become irrevocable on the date the form is filed with the Administration Committee; provided, however, any such election automatically shall be null and void ab initio if the election in retrospect fails to satisfy the requirement set forth in §6.2(c)(1). The Administration Committee shall have the right to limit the number election changes which a Participant may make under this § 6.2(c) to one election change. Finally, the rules in this § 6.2(c) shall be interpreted by the Administration Committee to comply with the election change rules under § 409A of the Code.

§ 6.3 Stock Unit Accounts. The balance credited to each Participant’s Stock Unit Account as of the date of the Participant’s Termination of Board Membership shall be paid or distributed within 90 days after the end of the calendar quarter in which the Participant’s Termination of Board Membership occurs, the exact date to be determined by the Administrative Committee acting in its discretion. The Participant’s Stock Unit Account shall be paid through one issuance of Common Stock under the Incentive Stock Plan and one lump sum payment in cash in lieu of a fractional share of Common Stock based on the then Fair Market Value of a share of Common Stock.

§ 6.4 Death. If a Participant dies before his or her Account has been paid in full to the Participant, the balance then credited to the Participant’s Account shall be paid in full to his or her Beneficiary in a lump sum within 90 days after the date of the Participant’s death, the exact date to be determined by the Administration Committee acting in its discretion. The Participant’s Deferred Cash Account shall be paid in cash and his or her Stock Unit Account shall be paid in accordance with § 6.3.

§ 7

MISCELLANEOUS

7.1 MWV Plan. This Plan replaces the MWV Plan effective January 1, 2016, but the MWV Plan shall remain in effect with respect to all deferrals made pursuant to the terms of the MWV Plan and any related elections for periods before January 1, 2016 and all such deferrals shall be distributed pursuant to the terms of the MWV Plan and any related distribution elections.

7.2 Shareholder Rights. A Participant shall not have any rights as a shareholder of the Company as a result of his or her participation in this Plan until such time as shares of Common Stock are actually transferred to the Participant in accordance with § 6.

7.3 Contract for Service as a Board Member. Participation in this Plan shall not confer on any Participant any right to remain a member of the Board.

7.4 Applicable Law. This Plan shall be construed under the laws of the State of Georgia.

7.5 Construction. All references to sections (§) are to sections (§) of this Plan unless otherwise indicated, and each term defined in § 2 shall (unless otherwise expressly stated) have the meaning set forth opposite such term and, for purposes of these definitions and this Plan generally, the singular shall include the plural and the plural shall include the singular.

7.6 § 409A. If a Participant at the time of his or her Termination of Board Membership is a “specified employee” within the meaning of § 409A, the Administration Committee shall delay the distributions called for under § 6 until the first day of the seventh month that begins after the Participant’s Termination of Board Membership.

§ 8

AMENDMENT AND TERMINATION

The Company may amend or terminate this Plan at any time; provided, that unless necessary to comply with an applicable law (including the requirements of § 409A of the Code), no such amendment or termination may reduce the balance of any Participant’s Accounts or change the timing of distributions from any Account unless (a) the Company determines that such change would not cause a violation of the requirements of § 409A of the Code and (b) the affected Participant or Beneficiary, as applicable, consents to the change.

Any amendment to this Plan may be adopted by resolution of the Board. In addition, the Chairman of the Board or the Chief Executive Officer of the Company may adopt any amendment in writing which (i) may be necessary or desirable to improve the administration of this Plan, so long as such amendment does not materially affect the substance of this Plan or the level of benefits this Plan provides, or (ii) may be required to comply with any applicable federal or state law (including any tax law that might result in any adverse tax consequences to any Participant or Beneficiary, or to the Company or any of its subsidiaries or affiliates).

WestRock Company

By:    /s/ John Stakel

Title:    SVP and Treasurer

Date:    January 15, 2016